Exhibit 99.18
May 31, 2011
CONFIDENTIAL

To:	Ray Holding Corporation c/o Vector Capital Corporation One Market Street Steuart Tower, 23rd Floor San Francisco, California 94105

To:	Ray Merger Sub Corporation c/o Vector Capital Corporation One Market Street Steuart Tower, 23rd Floor San Francisco, California 94105

Re:	Equity Commitment
Ladies and Gentlemen:
Ladies and Gentlemen:
     Reference is made to that certain letter agreement (the “Letter Agreement”) dated January 18, 2011 from Profit Spring Investments Limited (“PSIL”) to Ray Holding Corporation, a Delaware corporation (“Parent”) and Ray Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Capitalized terms used in this letter agreement (this “Amendment No. 1”) but not defined herein have the meanings ascribed to them in the Letter Agreement.
     On May 24, 2011, Parent, Merger Sub and RAE Systems Inc., a Delaware corporation (the “Company”) entered into Amendment No. 4 to the Merger Agreement, and in connection therewith, Parent entered into Amendment No. 2 to the Rollover Agreement with the Chen Revocable Trust DTD 5/8/2011. Concurrently herewith the Chen Revocable Trust DTD 5/8/2011 is entering into Amendment No. 3 to its Rollover Agreement and the Hsi Family Trust is entering into Amendment No. 1 to its Rollover Agreement. PSIL, Parent and Merger Sub now desire to amend the Letter Agreement as set forth herein.
     Schedule A to the Letter Agreement is hereby amended and restated in its entirety and replaced by Schedule A to this Amendment No. 1.

     The parties hereto hereby agree that all references to the “letter agreement” set forth in the Letter Agreement shall be deemed to be references to the Letter Agreement as amended by this Amendment No. 1.
     Except as expressly amended or modified hereby, the Letter Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by, or referred to, in the Letter Agreement shall remain in full force and effect without any amendment or other modification thereto.
     This Amendment No. 1 may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment No. 1 (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Amendment No. 1.
[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

Sincerely,

Profit Spring Investments Limited

By:	/s/ Boon Lian CHEW

Name: Boon Lian CHEW
Title: Authorized Person
[Signature page to Amendment No. 1 to Equity Commitment Letter]

Accepted and Agreed to as of the date first above written.
RAY HOLDING CORPORATION

By:	/s/ David Baylor
Name: David Baylor
Title: President

RAY MERGER SUB CORPORATION

By:	/s/ David Baylor
Name: David Baylor
Title: President
[Signature page to Amendment No. 1 to Equity Commitment Letter]

Schedule A
Investors; Pro Rata Portion

Investor	Pro Rata Portion
Vector Capital IV, L.P.	TBD[1]
Vector Capital III, L.P.	TBD[2]
Vector Capital Entrepreneur Fund III, L.P.	TBD[3]
Profit Spring Investments Limited	9.58%
Chen Family Trust DTD 5/8/2001	TBD[4]
Hsi Family Trust	TBD[5]
The following illustrative example assumes the following sources and uses:

Sources and Uses
(in millions)
Purchase Price	$133.34
Plus: Company Debt At Close	1.81
Less: Cash At Close	(8.94)

Enterprise Value	126.21

Plus: Cash on Company Balance Sheet	$5.00
Plus: Total Fees	5.65
Less: Borrowed Debt	(30.00)

Total Outstanding Closing Equity	$106.86

[1]	To equal the percentage obtained by multiplying (a) the amount obtained by dividing (i) an amount equal to (A) the Total Outstanding Closing Equity plus (B) the product of (x) the Merger Consideration multiplied by (y) the number of Transferable Shares (the sum of (a)(i)(A) and (a)(i)(B) being the “Closing Equity”) minus (C) the product of (x) the aggregate number of Rollover Shares multiplied by (y) the Merger Consideration (the “Rollover Share Value”) minus (D) 9.58% of the Closing Equity (the “PSIL Share Value”), by (ii) the Closing Equity and (b) 49.4%.

[2]	To equal the percentage obtained by multiplying (a) the amount obtained by dividing (i) an amount equal to (A) the Closing Equity minus (B) the Rollover Share Value minus (C) the PSIL Share Value, by (ii) the Closing Equity and (b) 49.4%.

[3]	To equal the percentage obtained by multiplying (a) the amount obtained by dividing (i) an amount equal to (A) the Closing Equity minus (B) the Rollover Share Value minus (C) the PSIL Share Value, by (ii) the Closing Equity and (b) 1.2%.

[4]	To equal the percentage obtained by dividing (a) an amount equal to the product of (i) the Merger Consideration multiplied by (ii) 10,701,525 shares of common stock, by (b) the Closing Equity.

[5]	To equal the percentage obtained by dividing (a) an amount equal to the product of (i) the Merger Consideration multiplied by (ii) 2,691,332 shares of common stock, by (b) the Closing Equity.

Illustrative example of Pro Rata Portion and Total Outstanding Closing Equity:

		Total Outstanding
		Closing Equity
	Pro Rata Portion	(in millions)

Vector Capital IV, L.P.	31.30%	$32.93
Vector Capital III, L.P.	31.30%	$32.93
Vector Capital Entrepreneur Fund III, L.P.	0.76%	$0.80
Profit Spring Investments Limited	9.58%	$10.08
Chen Family Trust DTD 5/8/2001	21.64%	$24.09
Hsi Family Trust	5.43%	$6.04

Total Outstanding Closing Equity Needed	100.00%	$106.86